Exhibit 10.23

BARKBOX, INC.

                                         January 21, 2013

Matt Meeker

c/o Barkbox, Inc.

50 Elderidge Street

Floor 5

New York, NY 10002

Dear Matt:

On behalf of Barkbox, Inc. (the “Company”), I am pleased to set forth the terms of your continued employment with the Company:

1. You will continue to be employed on a full time basis as the CEO. As CEO, you will be responsible for the overall direction and financial health of the Company and answer to the Board of Directors, plus such other duties as may from time to time be assigned to you by the Company.

2. Your salary will be $12,500.00 per month, subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.

4. You acknowledge that the Board of Directors of the Company previously granted you (i) 1,500,000 restricted shares of common stock of the Company, which are subject to a Stock Restriction Agreement, dated June 14, 2012, (the “Restricted Stock”) and (ii) an incentive stock option under the Company’s 2011 Stock Incentive Plan for the purchase of an aggregate of 85,833 shares of common stock of the Company pursuant to the Incentive Stock Option Agreement, dated May 17, 2012, as amended by the Accelerated Vesting Addendum dated June 14, 2012 (the “Option”). The Restricted Stock and the Option shall be subject to all terms, vesting schedules and other provisions set forth in the applicable agreements referenced above.

5. You may be eligible to receive such future stock options grants as the Board of Directors of the Company shall deem appropriate.

6. You acknowledge that you have previously executed and continue to be bound by the terms of an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement, attached as Exhibit A and Exhibit B, respectively.

7. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

8. You agree, upon request of the Company, to provide documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986.

9. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Carly Strife.

Very Truly Yours,

BARKBOX, INC.

By:	/s/ Carly Strife

Name:	Carly Strife
Title:	President

The foregoing correctly sets forth the terms of my

employment by Barkbox, Inc.

/s/ Matt Meeker	Date: 1/21/2013